Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Diversified Restaurant Holdings, Inc.

Southfield, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 13, 2015 relating to the consolidated financial statements and the effectiveness of Diversified Restaurant Holdings, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 28, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Troy, Michigan

March 13, 2015